Exhibit 99.1

FOR FURTHER INFORMATION: CONTACT: Elizabeth A. Sharp Vice President Corporate Relations (602) 389-8835 Three-Five Systems, Inc. 1600 North Desert Drive Tempe, AZ 85281-1230

TFS ANNOUNCES SECOND QUARTER 2004 RESULTS

TEMPE, ARIZ. – July 28, 2004 — Three-Five Systems, Inc. (NYSE: TFS) today announced its financial results for the second quarter ended June 30, 2004.

Quarterly Financial Results (in millions, except EPS):

	QUARTER ENDED
	June 30, 2004	March 31, 2004	June 30, 2003
Net Sales	$37.6	$38.4	$46.0
Loss from Continuing Operations	$(6.7)	$(6.6)	$(2.5)
Net Loss	$(6.7)	$(6.6)	$(4.9)
Loss per Share (Basic and Diluted)	$(0.31)	$(0.31)	$(0.23)

Jeffrey D. Buchanan, the Chief Financial Officer of TFS, said, “As forecasted in our July 16 announcement, our per share loss in the second quarter was higher than we originally expected, due primarily to product pricing and mix issues at our Redmond, Washington facility and the integration of Integrex, a former Washington-based electronics manufacturing services (EMS) company, whose customers we recently acquired. We also wrote-off inventory valued at approximately $0.6 million relating to the sudden bankruptcy and dissolution of a European customer. Excluding both the Redmond results and the inventory write-off, our overall gross margin this quarter was 5.4%*. Although improving, this overall gross margin continues to be impacted by our excess capacity offshore.”

Jack Saltich, President and Chief Executive Officer of TFS, said “While certain parts of our business are gaining solid traction, this progress was overshadowed by our disappointing results at the bottom line, which were primarily execution related. In response, I have focused every available resource on resolving these issues, which exist primarily in our Redmond facility. I am confident that our efforts will yield better processes for program integration and product pricing adjustments, as well as a redefined approach to the new product introduction (NPI) portion of our business. Looking beyond these short-term issues, however, I remain firmly committed to our strategy of EMS + Displays, and I believe we are making progress.”

Second Quarter Progress Highlights:

•	A $10 million purchase order was received in June to build a military product for a new customer.

•	The move of the display module business from Manila to Beijing was completed on time and within budget.

•	The RF business produced a gross margin that was nearly $0.5 million better than in the first quarter.

•	Neared completion of the Beijing clean room upgrades in preparation for new orders that we expect to receive from TFT mobile device makers in the fourth quarter.

Three-Five Systems

Second Quarter Financial Highlights:

•	Operating cash outflow in the quarter was $5.4 million, and net capital expenditures were approximately $5.1 million. We purchased our previously leased Manila facility for $3.5 million. The remaining capital expenditures related primarily to Integrex and our ongoing ERP implementation. Cash balances at the end of the second quarter 2004 were $18.7 million compared with balances in cash, restricted cash, and short-term investments of $26.5 million at the end of the first quarter of 2004.

•	In order to fund working capital needs for the expected sales ramp in the second half of 2004, we established two new lines of credit in the second quarter totaling $12.4 million. One line of credit was with Silicon Valley Bank for $10.0 million and the other was with a bank in Beijing, China for $2.4 million. At the end of the quarter, we had $8.4 million in outstanding borrowings.

•	Comparative quarterly balance sheet metrics were as follows:

	Q2 2004	Q1 2004
Day sales outstanding (DSOs)	59	62
Inventory turns	5.4	5.7
Cash conversion cycle (in days)	68	61

•	The quarterly sales breakdown by industry was as follows:

Industry	Q2 2004	Q1 2004
Computing	49.8%	47.7%
Telecom	4.9%	16.8%
Medical	11.8%	9.6%
Industrial	14.7%	11.3%
Consumer	12.0%	8.5%
Transportation	6.8%	6.1%

•	Two customers each accounted for more than 10% of our revenue. Our top ten customers accounted for 71% of the total second quarter revenue compared with 77% in the first quarter.

Third Quarter 2004 Guidance:

•	Revenue for the third quarter is expected to be between $38 million and $41 million.

•	Losses are forecasted in the range of $0.24 to $0.26 per share.

•	Total cash outflow is expected to be approximately $3 million.

Fourth Quarter 2004 Guidance:

•	Revenue for the fourth quarter of 2004 is expected to be between $48 million and $60 million.

•	The high volume of expected new product starts is the reason for the wide range in the forecasted revenue.

•	It is prudent to expect that we will not achieve profitability in the fourth quarter.

•	As production volumes increase and product mix changes, gross margins are expected to rise.

Three-Five Systems

*Reconciliation to GAAP Results (in millions):

				Gross Margin
		Less:	Less:	Excluding Redmond
		Redmond Factory	Inventory	and Inventory
	GAAP Results	Results	Write-off	Write-off
Sales	$37.6	$11.8	$—	$25.8
Cost of Sales	37.8	12.8	0.6	24.4

Gross Margin	$(0.2)			$1.4
Gross Margin Percent	(0.5)%			5.4%

TFS will host a conference call today, July 28, to discuss its second quarter financial results and future outlook. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:30pm Eastern Time (2:30pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.tfsc.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows Media™ is required). TFS will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About TFS

TFS is a recognized leader in providing specialized electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ website is located at www.tfsc.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include all bulleted items under the headings “Third Quarter 2004 Guidance” and “Fourth Quarter 2004 Guidance,” as well as the statements regarding the confidence that company efforts will yield better processes and a redefined approach to NPI, and the expectations of new TFT orders. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the failure of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUN 30,		JUN 30,
	2003	2004	2003	2004
	(in thousands, except per share data)
Net Sales	$45,992	$37,632	$71,316	$76,076

Costs and Expenses:
Cost of Sales	44,098	37,765	69,247	76,430
Selling, General and Administrative	4,085	5,682	7,812	11,281
Research, Development and Engineering	1,388	685	2,654	1,358
(Gain) Loss on Sale of Assets	8	(57)	(5)	(224)
Amortization of Intangibles	511	511	1,022	1,022

	50,090	44,586	80,730	89,867

Operating Loss	(4,098)	(6,954)	(9,414)	(13,791)
Interest and Other Income, net	152	159	457	320
Minority Interest in (Income) Loss of Consolidated Subsidiary	(43)	58	(43)	(22)

Loss from Continuing Operations before Income Taxes	(3,989)	(6,737)	(9,000)	(13,493)
Benefit from Income Taxes	(1,456)	(16)	(3,270)	(128)

Loss from Continuing Operations, net of taxes	(2,533)	(6,721)	(5,730)	(13,365)
Loss from Discontinued Operations	(2,343)	—	(4,621)	—

Net Loss	$(4,876)	$(6,721)	$(10,351)	$(13,365)

Loss per Share — Basic and Diluted:
Continuing Operations	$(0.12)	$(0.31)	$(0.27)	$(0.62)
Discontinued Operations	(0.11)	—	(0.22)	—

Net Loss	$(0.23)	$(0.31)	$(0.49)	$(0.62)

Weighted Average Shares Outstanding	21,293	21,632	21,289	21,477

CONDENSED CONSOLIDATED BALANCE SHEETS

	DEC 31, 2003	JUN 30, 2004
	(in thousands)
ASSETS
Cash and Cash Equivalents	$27,976	$18,700
Short-term Investments	5,130	—
Accounts Receivable, net	28,133	24,722
Inventories	25,854	28,213
Income Taxes Receivable	678	13
Short-term Deferred Tax Asset	130	122
Assets Held for Sale	8,615	8,615
Other Current Assets	2,782	4,329

Total Current Assets	99,298	84,714
Property, Plant and Equipment, net	25,323	27,901
Intangibles, net	7,574	6,647
Goodwill	34,606	34,805
Other Assets	436	216

Total Assets	$167,237	$154,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$30,826	$25,147
Accrued Liabilities	4,917	4,403
Deferred Revenue	48	—
Current Portion Term Loans	1,515	1,527
Current Portion Capital Leases	2,352	2,682
Line of Credit	—	8,416

Total Current Liabilities	39,658	42,175
Long-term Debt	1,441	—
Capital Leases	6,543	5,348

Total Liabilities	47,642	47,523
Minority Interest in Consolidated Subsidiary	2,563	—
Stockholders’ Equity	117,032	106,760

Total Liabilities and Stockholders’ Equity	$167,237	$154,283